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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-22700

                                  Proxim, Inc.
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             (Exact name of registrant as specified in its charter)

                     510 DeGuigne Drive, Sunnyvale CA 94085
                                 (408) 731-2700
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                         Common Stock, $0.001 par value
                         Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                       N/A

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  (Titles of all other classes of securities for which a duty to file reports under  Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)   [X]
               Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                                   Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 1
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    Pursuant to the requirements of the Securities Exchange Act of 1934, Proxim,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       PROXIM, INC.



Date:     March 26, 2002               By: /s/ Keith E. Glover
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                                           Keith E. Glover
                                           Chief Financial Officer and
                                           Vice President of Finance and
                                           Administration